SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 11, 2008
ENPRO INDUSTRIES, INC.
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
5605 Carnegie Boulevard, Suite 500
     Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)
(704) 731-1500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At the close of business on June 11, 2008, the expansion of the size of our board of directors from eight to nine and the appointment of Don DeFosset to our board of directors to fill the vacancy created by this increase in the size of the board of directors became effective. A description of the arrangement pursuant to which Mr. DeFosset has been appointed to our board of directors and the committees of the board to which it is expected that Mr. DeFosset will be appointed is included in Item 1.01 of our Form 8-K dated April 11, 2008, which is incorporated into this Form 8-K by reference.
Item 8.01 Other Events.
     On June 9, 2008, following the approval by the requisite votes of our shareholders at the 2008 annual meeting of shareholders held earlier that day, we amended our articles of incorporation to:
•	amend and restate Article 5(a) and 5(b) of our articles of incorporation to remove the provisions in Article 5(b) providing for the classification of the board of directors in the event the size of the board is set at nine or more and to make a conforming deletion in Article 5(a); and

•	to amend Article 9(a) of our articles of incorporation to clarify that our repurchase of shares in unsolicited transactions effected through the facilities of a national securities exchange or automated quotation system is not subject to the shareholder approval requirement of that article.
As a consequence of the amendment to Article 5(a) and 5(b), the increase in the size of our board of directors to nine and the appointment of Mr. DeFosset to the board effective on June 11, 2008 did not result in the classification of our board of directors and, accordingly, the term of office of the directors elected at the 2008 annual meeting of shareholders and Mr. DeFosset will expire at the 2009 annual meeting of shareholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: June 12, 2008

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee
Senior Vice President, General Counsel and Secretary

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